FOR IMMEDIATE RELEASE
MAY 22, 2003

CHAMPION ANNOUNCES EARNINGS AND DIVIDEND FOR 2ND QTR. 2003

      Huntington, WV — Champion Industries, Inc. (NASDAQ/CHMP) today announced net income of $517,000 or $0.05 per share for the three months ended April 30, 2003 compared to $751,000 or $0.08 per share for the same period in 2002.

      Net income for the six months ended April 30, 2003 was $771,000 or $0.08 per share compared to $1,008,000 or $0.10 per share for the same period in 2002. The Company’s balance sheet reflected working capital of $25.3 million, book value per share of $4.39 and total shareholders equity of $42.7 million at April 30, 2003.

      The Board of Directors announced the declaration of the Company’s quarterly dividend of five cents per share. The cash dividend will be paid on June 23, 2003, to shareholders of record on June 6, 2003.

      Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “The second quarter of fiscal 2003 continued to be challenging. We are maintaining market share, but the volume of sales has decreased as a whole. Our office products and furniture sales reflect decreases in office furniture sales as part of one of the worst office furniture markets in decades. The sales decline has been partially offset by continued expense reductions, specifically in interest expense and selling, general and administrative expenses (SG&A). We have also initiated actions to further consolidate operations through the purchase of a building in Baton Rouge, resulting in several of our Louisiana operations being located in one facility. Our efforts in Louisiana are indicative of our continued aggressive review of our operating methods to seek additional cost reduction initiatives in all facets of our business. Additionally, we are aware of the need to identify opportunities to expand and maintain our market share. These efforts have resulted in several large customers being added to our portfolio during the second quarter of 2003.”

      Revenues for the three months ended April 30, 2003 were $29.3 million compared to $30.7 million in the same period in 2002. This change represented a decrease in revenues of $1.3 million or 4.4%. Revenues for the six months ended April 30, 2003 decreased to $57.9 million from $60.5 million in 2002. This change represented a decrease in revenues of $2.5 million or 4.2%. The printing segment experienced a sales decrease of $1.0 million or 2.1% while the office products and office furniture segment experienced a decrease of $1.5 million or 11.7%. Kirby J. Taylor, President and Chief Operating Officer, noted, “Our top line decreases occurred in both the first and second quarters of 2003 with revenues being down $1.2 million in the first quarter and $1.3 million in the second quarter. Of these decreases, office furniture accounted for $1.6 million or 64% of the year-to-date sales reduction. I am encouraged by our reduction in SG&A expenses for both the second quarter and the first six months of 2003. The SG&A was favorably affected in the second quarter as a result of an improved credit position with a specific customer in bankruptcy, in which we anticipate a full payout of our outstanding balances. Our management team is working on numerous initiatives to improve performance and our balance sheet is strategically positioned to capitalize on opportunities as they are identified. A specific example is our purchase of a process color digital press in the second quarter which will allow computer to press performance and increased operating efficiencies.”

      Mr. Reynolds concluded, “Our plan for the year has been to grow market share and identify opportunities and relationships which will benefit our Company as the economy begins to turn around. We are achieving these objectives, while maintaining a constant focus on cost control and cost reduction initiatives. Many of these actions will not be fully reflected until several quarters after their initiation. Nevertheless, we continue to make the prudent decisions to benefit the Company for the long term.”

      Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky), Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets and Champion Morgantown (West Virginia), The Morten Company (Ohio), Smith & Butterfield (Indiana and Kentucky), Bourque Printing, Upton Printing, Transdata Systems and Diez Business Machines (Louisiana), Dallas Printing (Mississippi), U.S. Tag (Maryland), Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey), Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

      Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended April 30,		Six months ended April 30,

	2003	2002	2003	2002

Printing	$23,904,000	$24,642,000	$46,511,000	$47,500,000
Office products & office furniture	5,425,000	6,027,000	11,437,000	12,960,000
Total Revenues	$29,329,000	$30,669,000	$57,948,000	$60,460,000
Net income	$517,000	$751,000	$771,000	$1,008,000

Per share data:
Net income
Basic	$0.05	$0.08	$0.08	$0.10
Diluted	$0.05	$0.08	$0.08	$0.10

Weighted average shares outstanding:
Basic	9,714,000	9,714,000	9,714,000	9,714,000
Diluted	9,750,000	9,737,000	9,740,000	9,731,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492